VIRTUS RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of  November 29, 2023, between each Acquiring Fund, severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Fund(s), the “Funds”), listed on Schedule A hereto.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered open-end investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)  In-kind redemptions.  The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)  Timing/advance notice of redemptions

.  The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment.  Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.
(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)

Any of the provisions of this Agreement notwithstanding, each Acquired Fund represents and warrants that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder. The Acquired Fund agrees that an Acquiring Fund is entitled to rely on the representations contained in this Agreement and that an Acquiring Fund has no independent duty to monitor the Acquired Fund’s or its investment adviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder

3.	Representations of the Acquiring Funds.
(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)

Any of the provisions of this Agreement notwithstanding, each Acquiring Fund represents and warrants that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder. The Acquiring Fund agrees that an Acquired Fund is entitled to rely on the representations contained in this Agreement and that an Acquired Fund has no independent duty to monitor the Acquiring Fund’s or its investment adviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder.

4.	Indemnification.
a.

Each Acquiring Fund agrees, severally and not jointly, to hold harmless and indemnify an Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents (each, an “Acquired Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund or any Acquired Fund Agent, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund or Acquired Fund Agent for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

b.

Each Acquired Fund agrees, severally and not jointly, to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (each, an “Acquiring Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund or any Acquiring Fund Agent, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund or Acquiring Fund Agent for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

c.

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of an Acquiring Fund or Acquired Fund.

5.	Use of Name.
a.

To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements of the Acquiring Fund when the Acquired Fund is listed as a holding), each Acquiring Fund agrees to:

i.

Refer to such Acquired Fund by its legal name (for example, “Virtus AlphaSimplex Managed Futures Strategy Fund”) upon first reference to such Acquired Fund, and by its legal name or its ticker symbol for subsequent references; and

ii.	Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:

Neither Virtus Investment Partners, Inc. or its subsidiaries (collectively, “Virtus”) nor the Virtus Funds make any representations regarding the advisability of investing in [Name of Acquiring Fund].

b.

No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Virtus or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Virtus. Additionally, no Acquiring Fund shall use any logo of an Acquired Fund or of Virtus without entering into a separate trademark license agreement with Virtus.

6.	Miscellaneous.
(a)

In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(b)

In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(c)	This Agreement is made and shall be construed under the laws of the State of New York without giving effect to principles of conflict of laws.
(d)

This Agreement may be executed in any number of counterparts, including electronic signatures or facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e)	This Agreement may not be assigned by either party without the prior written consent of the other and may be amended only by a writing that is signed by each affected party.
(f)	This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter.
(g)

In the case of The Merger Fund®, which is a Massachusetts business trust, its Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of The Merger Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of The Merger Fund. For the avoidance of doubt, no director, trustee, officer, employee, agent, employee or shareholder of any other Acquired Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable series of each such Acquired Fund.

7.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.

If to the Acquiring Fund:	If to the Acquired Fund:

Melissa Gonzalez

c/o PGIM Investments LLC

655 Broad Street

Newark, NJ 07102

Email:melissa.gonzalez@prudential.com

With a copy to:

Claudia DiGiacomo

Attn: Legal Dept.

PGIM Investments LLC

Newark, NJ 07102

Email: claudia.digiacomo@prudential.com

c/o Virtus Funds One Financial Plaza Hartford, CT 06103 Attn: Counsel

6.Term and Termination;

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each Acquired Fund listed on Schedule A hereto

Name of Authorized Signer	Print	Signature
Title: Senior Vice President	Peter Batchelar	/s/ Peter Batchelar

Advanced Series Trust

Name of Authorized Signer	Print	Signature
Title: President and Principal Executive Officer	Timothy Cronin	/s/Timothy Cronin

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring FundsAcquired Funds

AST Academic Strategies Asset Allocation Portfolio	Virtus AlphaSimplex Managed Futures Strategy Fund, a series of Virtus Alternative Solutions Trust

AST Advanced Strategies Portfolio	The Merger Fund®

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